Exhibit 99.1

INSTALLED BUILDING PRODUCTS ANNOUNCES ELECTION OF

ROBERT H. SCHOTTENSTEIN TO BOARD OF DIRECTORS

Columbus, Ohio, April 22, 2014. Installed Building Products, Inc. (the “Company” ) (NYSE: IBP), an industry-leading installer of insulation products, announced today that Robert H. Schottenstein has been elected as an independent director to the Company’s Board of Directors.

“I am extremely pleased to welcome Robert to our Board,” stated Jeff Edwards, Chairman and Chief Executive Officer of IBP. As Chairman and Chief Executive Officer of a leading publicly traded homebuilder, Robert brings a wealth of experience to IBP, particularly related to residential construction markets and corporate management, and complements the significant expertise and depth of our current Board members.”

Mr. Schottenstein has more than 35 years of experience in the real estate industry and currently serves as Chairman, Chief Executive Officer and President of M/I Homes, Inc. (NYSE: MHO), one of the nation’s leading homebuilders. Mr. Schottenstein joined M/I Homes in 1990, was named President in 1996, Chief Executive Officer in 2003, and elected Chairman in 2004. Prior to joining M/I Homes, from 1977 to 1990, Mr. Schottenstein was engaged in the private practice of law specializing in commercial real estate, corporate and banking transactions. Mr. Schottenstein currently serves as a Trustee of The Ohio State University since 2005 and served as Chairman of the Ohio State University Board from February 2012 to April 2014. Mr. Schottenstein is also a Board Member of The Children’s Hospital Foundation, serves on The Policy Advisory Board of Harvard University’s Joint Center for Housing Studies, serves on the Pelotonia Board, and is a member of The Columbus Partnership. In 2002, Mr. Schottenstein received the Central Ohio Building Industry Association “Builder of the Year” Award and in 2008, he was named national “Executive of The Year” for the homebuilding industry by Builder Magazine. Mr. Schottenstein holds a B.A. from Indiana University and a J.D. from Capital University Law School.

About Installed Building Products

Installed Building Products, Inc. is the nation’s second largest insulation installer for the residential new construction market and also a diversified installer of complementary building products, including garage doors, rain gutters, shower doors, closet shelving and mirrors, throughout the United States. The Company manages all aspects of the installation process for its customers, including direct purchases of materials from national manufacturers, supply of materials to job sites and quality installation. The Company offers its diverse portfolio of services for new and existing single-family residential, multifamily, and commercial building projects from its national network of branch locations.

Contact Information:

Investor Relations:

614-221-9944

investorrelations@installed.net